EXHIBIT 10.45

SETTLEMENT AGREEMENT AND RELEASE

     This Settlement Agreement and Release (the “Agreement”) is entered into between John R. Desjardins, on behalf of himself and his present, former and future heirs, agents, executors, employees, attorneys, and any business entities which he owns or controls (collectively referred to herein as “Employee”), and Whitehall Jewellers, Inc., its present, former and future parents, subsidiaries, affiliates, divisions, predecessors, successors, and assigns, and their respective present, former and future officers, directors, shareholders, partners, joint ventures, insurers, benefit plans, plan fiduciaries and plan administrators, employees, agents and representatives (collectively referred to herein as “Whitehall”).

     WHEREAS, Employee and Whitehall are parties to that certain Severance Agreement dated May 7, 1996, as modified by a letter agreement dated August 22, 2000 (collectively the “Severance Agreement”);

     WHEREAS, Employee and Whitehall have terminated their employment relationship;

     WHEREAS, Employee has filed an action in the Circuit Court of Cook County entitled John R. Desjardins v. Whitehall Jewellers, Inc. f/k/a Marks Bros. Jewelers, Inc., Case No. 2006 L 012802 (hereinafter “the Complaint”);

     NOW THEREFORE, in consideration of the covenants contained herein, the parties agree as follows:

1. Waiver and General Release:

     A. In consideration of the payments and promises set forth herein, Employee does hereby fully, finally and forever waive and unconditionally release, acquit and discharge Whitehall from any and all claims, obligations, or causes of action whatsoever, whether currently known or unknown and whether currently suspected or unsuspected, in any way arising out of or relating to any act or omission occurring on or prior to the date Employee executes this Agreement including, but not limited to all claims regarding Employee’s employment with or termination of employment with Whitehall, all claims regarding the Severance Agreement or claims for wrongful discharge, all claims raised or that could have been raised in the Complaint; attorneys’ fees and costs, equitable or injunctive relief, compensatory or punitive damages; breach of contract; tort claims, employment discrim ination, harassment or retaliation including, but not limited to claims arising under the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1001, et seq., the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq., the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e, et seq., as amended, the Americans With Disabilities Act, 42 U.S.C. §12101, et seq., the Age Discrimination in Employment Act, a s amended by the Older Workers Benefit Protection Act, 29 U.S.C. §621, et seq., the Fair Labor Standards Act, 29 U.S.C. §201 et seq., the Rehabilitation Act of 1973, 29 U.S.C. §701 et seq., Executive Orders 11246 or 11141 or the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101 et seq., the Illinois Human Rights Act, or any other statutory or common law causes of action. To the extent permitted by law, Employee represents and warr ants that, with the exception of the Complaint, Employee has not and will not institute any legal proceeding relating to or arising out of any of the claims released in this Agreement and agrees to withdraw and waive any right to recovery in the event any such legal proceeding is instituted.

     B. Notwithstanding the generality of the foregoing, Employee does not waive and/or release any claims to vested benefits under the Whitehall Jewellers, Inc. 1997 Long-Term Incentive Plan, the Whitehall Jewellers, Inc. (f/k/a Mark Bros. Jewelers, Inc.) Incentive Stock Option Agreement for Employees, the Mark Bros. Jewelers, Inc. Employee Stock Ownership Plan, or the Whitehall Jewellers, Inc. 401 (k) Plan (collectively referred to herein as “the Plans”) to which Employee may be entitled under the written terms of the Plans as they existed on the Termination Date and as a result of Employee’s employment by Whitehall through the Termination Date (as defined herein) in accordance with the terms and conditions of the Plans, but this Agreement does release and extinguish all claims for additional benefits or compensation that relate to or arise out of the Plans, Se verance Agreement or Employee’s employment with Whitehall.

     C. Notwithstanding paragraphs 1.A and 1.B above, Employee does not waive and/or release any claims arising under this Agreement or arising under the Promissory Note attached hereto and incorporated herein as Exhibit A, the Indemnity Agreement attached hereto and incorporated herein as Exhibit B or the Subordination Agreement attached hereto and incorporated herein as Exhibit C being executed in order to effectuate the terms of this Agreement, even if said documents are executed prior to or of even date herewith. Employee specifically reserves the right to file any documents necessary to protect or preserve his rights under said documents or the agreements represented by documents, including, but not limited to, the filing of litigation to enforce his rights.

     D. Following the execution of this Agreement, Employee will move to voluntarily dismiss the Complaint with prejudice and without costs to either side, but subject to the Circuit Court retaining jurisdiction to enforce the terms of the Settlement Agreement and the Promissory Note, Indemnification Agreement and Subordination Agreement referred to herein.

     E. In consideration of the promises set forth herein, Whitehall does hereby fully, finally and forever waive and unconditionally release, acquit and discharge Employee from any and all claims, obligations or causes of action whatsoever, whether currently known or unknown, and whether currently suspected or unsuspected, which in any way arise out of or relate to any act or omission occurring on or prior to the date Employee executes this Agreement, including, but not limited to all claims regarding Employee’s employment with Whitehall (whether or not arising under the Severance Agreement). Whitehall warrants and represents that Whitehall has not filed or caused to be filed and will not institute any legal actions in any forum whatsoever against Employee, or any charges or complaints against Employee with any municipal, state or federal agency charged with the enforcement of any law which actions relate to or arise out of the claims re leased in this Agreement. Whitehall further agrees to withdraw and waive any right to recovery in the event any such legal proceeding is instituted.

2. Employee’s Termination Date: Employee’s termination is effective as of the close of business on October 5, 2006, for all purposes (the “Termination Date”). Employee acknowledges that Employee has been paid Employee’s base salary through the Termination Date. Except for those payments expressly set forth in this Agreement, employee represents and warrants that Employee has been paid in full for all hours worked and all services performed on behalf of Whitehall.

3. Payments to Employee:

     A. Severance Payments. Whitehall agrees to pay Employee a severance benefit equal to One Million One Hundred Thirty-Seven Thousand and Twenty Five Dollars

($1,137,625.00) (less applicable tax withholdings) to be paid as follows: (1) an initial payment of Six Hundred Fifty Thousand Dollars (less applicable tax withholdings) will be made (in the form of a cashier’s, bank or certified check) in open court simultaneous with the dismissal of the Complaint by the assigned judge provided, that, the seven (7) day revocation period has expired following the execution of this Agreement, and (2) the remaining balance of $487,625.00 will be paid in twenty-four (24) monthly installments , plus interest on the outstanding balance computed at the rate of 6% interest per annum with the interest commencing on November 6, 2006 (less applicable taxes) in accordance with the amortization schedule attached to the Promissory Note as referenced in Section 3D below. Each installment payment under the Promissory Note shall be made less applicable tax withholdings, commencing on the same day of the next month following the initial payment, and payable on the same day of each month thereafter. (By way of example, if the initial payment is made on June 23, 2007, the first installment payment will by made on July 23, 2007 with each future installment payment to be made on the 23rd day of each month thereafter until all twenty-four payments have been made.) The initial payment referenced in clause (1) above shall be sent to Mayer Brown Rowe & Maw, LLP (“Mayer Brown”) in advance of the hearing for the dismissal of the Complaint to be held in escrow by Mayer Brown and delivered in open court simultaneous with the dismissal of the Complaint.

     B. Insurance/Benefits Payment.

1.

As of the Termination Date, life insurance benefits are terminated. Employee shall be eligible for reimbursement of all medical expenses incurred through December 31, 2006. Whitehall shall make a payment of $30,000 (less applicable tax withholdings) in lieu of Exec-U-Care coverage, to be paid in open court simultaneous with the dismissal of the Complaint by the assigned judge provided that the seven (7) day revocation period has expired following the execution of this Agreement. These payments are in addition to Company’s obligations to pay Exec-U-Care expenses associated with all costs incurred by Employee and his dependents through December 31, 2006 and in addition to employee’s regular medical coverage. The reimbursement payment referenced in this Section 3.B.1 shall be sent to Mayer Brown in advance of the hearing for the dismissal of the Complaint to be held in escrow by Mayer Brown and delivered in open court simultaneous with the dismissal of the Complaint.

2.

Whitehall will reimburse Employee $15,000 (subject to receipt of documentation evidencing such expense has been paid by Employee)) for the cost of his previously purchased life insurance policy to be paid in open court simultaneous with the dismissal of the Complaint by the assigned judge provided that the seven (7) day revocation period has expired following the execution of this Agreement. ) In connection with this payment, Whitehall will issue an IRS Form 1090. Employee agrees to accept full responsibility for any tax liability regarding taxes or penalty and agrees to defend, indemnify and hold Whitehall harmless against any and all liability of any such tax, interest, charge, or penalty assessed against Whitehall. The reimbursement payment referenced in this Section 3.B.2 shall be sent to Mayer Brown in advance of the hearing for the dismissal of the Complaint to be held in escrow by Mayer Brown and delivered in open court simultaneous with the dismissal of the Complaint.

    C. Payment for Professional Fees. Whitehall agrees to pay $50,000 toward employee’s attorney’s fees and costs associated with Employee’s Severance Agreement in open court simultaneous with the dismissal of the Complaint by the assigned judge provided that the seven (7) day revocation period has expired following the execution of this Agreement. The check will be made payable to Reed Smith LLP, in the amount of $50,000.00. The payment referenced in this Section 3.C shall be sent to Mayer Brown in advance of the hearing for the dismissal of the Complaint to be held in escrow by Mayer Brown and delivered in open court simultaneous with the dismissal of the Complaint.

     D. Supporting Documents. Regarding the Severance Payments reflected in Section 3(a) above, Whitehall has executed a Promissory Note in addition to obtaining an Indemnification Agreement and a Subordination Agreement which are attached hereto and incorporated herein. Employee is executing this Settlement Agreement in reliance on the terms set forth in this Paragraph 3D in addition to other terms of this Settlement Agreement.

4. Benefits Continuation:

     A. Whitehall agrees that any qualified and properly documented medical expenses eligible for reimbursement by Whitehall under the Company’s prior Exec-U-Care Program and that were incurred by Employee (or family members covered through Employee) on or prior to the period ending December 31, 2006, shall be covered and reimbursed to the extent not already paid. Employee expressly agrees and acknowledges that Exec-U-Care coverage or any medical expenses incurred after December 31, 2006 will not be eligible for reimbursement under Exec-U-Care.

     B. Employee’s group health insurance, dental insurance and long-term disability insurance with respect to Employee and his dependents will continue at Whitehall’s expense for a period of thirty (30) months from the Termination Date. Following the expiration of the thirty (30) month period, Employee shall be entitled to COBRA continuation coverage under Whitehall’s group health insurance plan, provided he elects to continue such coverage at his expense in a timely manner..

5. Vacation Pay: Employee expressly agrees and acknowledges that he has received $15,963.86 less applicable tax withholdings for unused vacation benefits. Whitehall agrees to pay an additional $3,519.24 less applicable tax withholdings for unused vacation benefits with such payment to be made in open court simultaneous with the dismissal of the Complaint by the assigned judge provided that the seven (7) day revocation period has expired following the execution of this Agreement. Employee expressly agrees and acknowledges that upon receipt of the $3,519.24, no other payments with respect to vacation shall be due and owing to Employee. The payment for vacation referenced in this Section 5 shall be sent to Mayer Brown in advance of the hearing for the dismissal of the Complaint to be held in escrow by Mayer Brown and delivered in open court simultaneous with the dismi ssal of the Complaint.

6. Expense Reimbursement: Employee expressly agrees and acknowledges that he has been reimbursed for all business expenses actually incurred by Employee during Employee’s employment with Whitehall prior to Termination Date, and Whitehall shall have no obligation to reimburse Employee for any other business expenses.

7. Other Payments or Benefits: Other than as set forth herein, Employee will not receive compensation, payments or benefits of any kind from Whitehall, and Employee expressly acknowledges and agrees that Employee is not entitled to any other compensation, payment or benefit from Whitehall, except as otherwise provided herein. All prior written and oral understandings or agreements are released and terminated.

8. Return of Whitehall Property: Employee represents and warrants that Employee has returned to Whitehall all company property in Employee’s possession, custody, or control, including, but not limited to computers, laptops, cell phones, fax machines and credit cards. Employee further represents and warrants that Employee will not retain any copies of such property. Upon execution of this Agreement by Employee, Whitehall shall collect and produce to Employee on CD-ROM, to the extent it is reasonably technically possible to do so, a copy of each and every e-mail currently contained in Employee’s personal folders on Whitehall’s e-mail system.

9. Confidentiality of this Agreement: Employee and Whitehall agree not to disclose the terms of this Agreement to any person other than Employee’s spouse, attorneys, or accountants as necessary for preparation of income tax returns and other tax related matters, and officers and directors of Whitehall who have a business need to know its terms, as may be necessary to enforce the parties’ rights under the Agreement, or as may be otherwise required by law or truthful response to proper subpoena or other lawful process. The parties further agree that if any of the terms of this Agreement are so disclosed to persons permitted under this paragraph, Employee will direct that person not to disclose the terms of this Agreement to any other person unless said disclosure is necessary to enforce the parties’ rights under this Agreement.

10. Restrictive Covenants:

     A. During the period that commences on the Termination Date and ends one year later, Employee shall not disclose to any person or entity any nonpublic information that Employee has obtained, maintained, or acquired during the period of Employee’s employment with Whitehall concerning Whitehall, its business and/or financial activities or practices, its marketing or business-development plans or prospective customers, or its employees or applicants for employment.

     B. Intentionally Omitted.

     C. Employee will not issue any communication, written or otherwise, that disparages, criticizes or otherwise reflects adversely or encourages any adverse action other than as permitted by this Agreement against Whitehall or the employee or the individual or entities that are owners, stockholders, agents, directors, officers, employees, representatives, divisions, parents, subsidiaries, predecessors, successors or assigns of Whitehall, except if testifying under oath pursuant to subpoena or otherwise. Likewise, Whitehall management, directors and officers will not issue any communication, written or otherwise, that disparages, criticizes or otherwise reflects adversely or encourages any adverse action against Employee.

11. Non-Admission: The parties agree that this Agreement is not intended to and does not constitute any admission of fault, wrongdoing, responsibility or liability on the part of Whitehall or Employee. No final finding or judgments have been made so neither party claims nor will claim to be a prevailing party to any degree or extent.

12. Acknowledgments: Employee hereby acknowledges that (i) this Agreement is written in a manner understood by Employee; (ii) this Agreement refers to and specifically waives claims under the Age Discrimination in Employment Act, as amended; (iii)

Employee has received valuable consideration in addition to any amounts to which Employee is already entitled in exchange for the waiver and release of claims included in this Agreement; (iv) Employee has been advised by Whitehall to consult with an attorney prior to executing this Agreement; (v) Employee may take up to 21 days from receipt of this Agreement to consider whether to sign the Agreement; and (vi) Employee shall have seven (7) days following execution to revoke this Agreement (in which case this Agreement shall be null and void and neither Employee nor Whitehall shall have any obligations under it), and the Agreement shall not take effect until those seven days have expired (“Effective Date”). In order for a revocation of the Agreement by Employee to be effective, a written notice of revocation must be sent to Whitehall at 125 S. Wacker Drive, Suite 2600, Chicago, IL 60606, Attention: General Counsel and must be received by Whitehall within th e seven (7) day revocation period.

13. Cooperation: Employee agrees that if requested by Whitehall, Employee will assist and cooperate with Whitehall in connection with any matter that relates to services performed by Employee, or pertinent knowledge possessed by the Employee for period of twenty-four (24) months following the Termination Date. Such assistance and cooperation to be reasonable in scope and duration and consistent with Employee’s employment with the Company and shall not interfere with Employee’s business or job responsibilities. In such event, Employee shall be reimbursed for his reasonable time at the rate of $200.00 per hour. The parties agree to perform any steps necessary or execute any documentation necessary to effectuate this Agreement

14. Performance by the Parties. The parties agree and acknowledge that their promises and obligations as set forth in this Agreement are material terms with which each party must strictly comply. Employee is executing this Settlement Agreement in reliance on the terms of Paragraph 3D and the other terms of this Agreement.

15. Applicable Law. The provisions of this Agreement shall be governed by the laws of the State of Illinois without regard for its conflict of laws provisions. The parties waive any objection to venue and personal jurisdiction in the courts located in Cook County, Illinois. THE PARTIES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING RELATING TO OR ARISING OUT OF THIS AGREEMENT OR THE RELATIONSHIP CONTEMPLATED THEREBY. In the event any legal measures become necessary to enforce the parties’ rights under this Agreement or litigation that arises out of or is related to this Agreement, and Employee is determined to be the prevailing party after a judgment by a court of competent jurisdiction, Employee shall be entitled to recover, in addition to any and all other remedies, his reasonable attorney's fees and expenses incurred in such litigation.

16. Expenses. Should Employee initiate litigation regarding this Agreement involving the failure or refusal of Whitehall to satisfy its payment obligations arising hereunder, Whitehall shall reimburse Employee, on a current basis upon receipt of itemized attorney invoices, for all reasonable legal fees and expenses, if any, incurred by Employee in connection with such litigation; provided, however, that in the event the resolution of any such litigation includes a finding denying, in total, Employee's claims in such litigation, Employee shall be required to reimburse the Company, over a period of 12 months from the date of such resolution, for all sums advanced to Employee under this paragraph.

16. Entire Agreement: This Agreement and documentation attached hereto and incorporated hereto as Exhibits sets forth the entire Agreement between the parties and supersedes and replaces all prior representations, communications, agreements and understanding between the parties pertaining to the subject matter hereof. If any portion of this Agreement is held to be invalid or unenforceable, such portion may be excised or modified so it may become valid and enforceable and, in any event, the rest of this Agreement shall not be affected and shall be given full force and effect; except, if paragraph 1 or attached documentation exhibits which are parts of this Agreement and contain material terms are held to be invalid or unenforceable, the entire Agreement will be null and void and all consideration returned.

If Employee signs this Agreement less than 21 days after he receives it from Whitehall, he confirms that he does so voluntarily and without any pressure or coercion from anyone at Whitehall.

AGREED AND ACCEPTED:
JOHN R. DESJARDINS	WHITEHALL JEWELLERS, INC.
/s/ John Desjardins	By: /s/ Edward A. Dayoob
Title: CEO
Dated: 6/15/07	Dated:

PROMISSORY NOTE

$487,625	June 15, 2007

FOR VALUE RECEIVED, Whitehall Jewellers, Inc. (“Payor”) hereby unconditionally promises to pay to the order of John R. Desjardins, (“Payee”), the principal sum of Four Hundred Eighty- Seven Six Hundred and 00/100 Twenty-Five Dollars ($487,625.00) (the “Principal Amount”), plus interest thereon at the rate of six percent (6%) per annum with interest starting on November 6, 2006, in accordance with the terms of this Promissory Note (the “Note”).

Payor will pay the Principal Amount plus accrued interest hereof in twenty-four (24) installments as set forth in the amortization schedule attached hereto and incorporated herein by reference. Each installment payment shall be made less applicable tax withholdings, commencing on the same day of the next month following the initial payment pursuant to the terms of the Separation Agreement and Release incorporated herein by reference, and payable on the same day of each month thereafter. (By way of example, if the initial payment is made on June 23, 2007, the first installment payment will by made on July 23, 2007 with each future installment payment to be made on the 23rd day of each month thereafter until all twenty-four payments have been made.)

This Note shall bear interest from and after November 6, 2006 on the unpaid Principal Amount hereof from time to time outstanding at the aforestated Rate which shall accrue each month and be payable in arrears together with each installment of principal. Interest shall be calculated on the basis of a three hundred and sixty five (365) day year and actual days elapsed.

Notwithstanding anything to the contrary, if any payment (whether principal or interest) due on this Note is not received by Payee on or before ten (10) days after such payment is due and payable, whether at its stated due date or by acceleration, then the rate of interest on this Note shall automatically increase to 18% (the “Default Rate”) and will remain at such rate until all amounts then due and payable shall have been paid in full.

The Payor may upon at least five (5) business days prior written notice prepay, without penalty or premium, all or any portion of the remaining Principal Amount of the Note plus all accrued but unpaid interest.

Both principal and interest of this Note shall be payable in lawful currency of the United States to Payee at 55 East Erie, Chicago, IL 60611, or at such other place or to such other person as may be designated in writing by Payee.

This Note shall in all respects be subordinate to and junior in priority to any and all indebtedness or obligations of Payor which now exists or may hereafter exist under Payor’s Third Amended and Restated Revolving Credit Facility dated as of February 20, 2007 (as amended) and to all modifications, amendments, waivers, consents and replacements thereto (the “LaSalle Credit Facility”). Payee’s right to payment under this Note shall be senior to the rights to payment of PWJ Lending LLC (or its successors or assigns) pursuant to the terms of the Subordination Agreement. Additionally, Payee’s right to payment under this Note shall be senior to any right of payment of Holtzman Opportunity Fund, L.P. (or its successors or assigns) and their respective Affiliates (as defined herein) to Payor pursuant to the terms of the Subordination. For purposes of this Note, Affiliates is defined as any person that would be considered to be an affiliate under Rule 144(a) of the Rules and Regulations of the Securities and Exchange Commission, as in effect on the date hereof, if the Payor were issuing securities.

Payor hereby waives, for itself and its legal representatives, successors and assigns, presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension, waiver or renewal and all other notices, in connection with the delivery, acceptance, performance, default or enforcement of the payment of this Note. Payor hereby agrees to pay on demand all costs of collection and enforcement of this Note (including, without limitation, reasonable attorney’s fees and expenses and fees and expenses on appeal or in any bankruptcy proceeding) incurred by Payee with respect to this Note. Payee shall not assign this Note without the prior written consent of Payor. This Note shall be binding upon Payor and shall inure to the benefit of Payee and his successors and assigns.

No delay or omission on the part of Payee in exercising any right under this Note shall operate as a waiver of the right or of any other right under this Note. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

This Note shall be construed and enforced in accordance with the laws of the State of Illinois, without regard to its provisions on the conflict of laws. Payor hereby consents to the exclusive jurisdiction of any Illinois or United States District Court sitting in Cook County, Illinois with respect to any action or controversy arising out of or in connection with this Note. Payor also waives its right to object to such court's jurisdiction or venue in any suit or proceeding arising out of or in connection with this Note.

          Each of the following shall constitute an event of default under this Note (an “Event of Default”):

          (i)           the failure of Payor to make any installment payment when due hereunder and the continuation of such failure for five (5) business days after Payee provides Payor written notice of such failure;

          (ii)          the filing of a petition by Payor pursuant to which Payor seeks to avail himself of the protection of any federal or state bankruptcy, insolvency or similar law;

          (iii)         the appointment of a receiver of or for any part of the property of the Payor;

          (iii)         the initiation of any federal or state bankruptcy or insolvency proceeding against Payor which is not dismissed within sixty (60) days; or

          (iv)         the making of a general assignment by Payor for the benefit of its creditors.

          (v)          Payor fails to pay, or defaults in the payment of any principal or interest under the Third Amended and Restated Revolving Credit Facility dated as of February 20, 2007 (the "Facility") within any applicable grace period, if the effect of that breach or default is to cause, or to permit the holder or holders of indebtedness under the Facility (or a trustee on behalf of such holder or holders) to cause the indebtedness of Payor thereunder to become or be declared due before its stated maturity (upon the giving or receiving of notice, lapse of time, both, or otherwise).

Upon the occurrence of an Event of Default, Payee may, in Payee’s sole and absolute discretion, accelerate this Note by declaring in a written notice to Payor that the then entire outstanding principal sum hereof is immediately due and payable. In the event that all such sums are not paid within ten (10) business days following receipt by Payor of such notice of acceleration, the entire amount accelerated will bear interest until paid at the Default Rate.

No provision of this Note shall be modified except by a written instrument executed by Payor and by Payee expressly referring to this Note and to the provision modified. In the event any provision contained in this Note shall for any reason be deemed invalid, illegal or unenforceable in any respect, such provision shall be ineffective, but only to the extent of such invalidity, illegality or unenforceability, without invalidating the remainder of such provision or any of the remaining provisions of this Note.

All notices and other communications provided for hereunder shall be in writing sent via telefax communication or overnight mail. If sent to the Payor, notice shall be delivered to it at c/o Whitehall Jewellers, Inc., 125 South Wacker Drive, Attention: General Counsel (facsimile: 312.469.5683) with a copy to Mayer, Brown, Rowe & Maw, LLP, 71 S. Wacker, Chicago, IL 60606, Attention: Jeff Piell, Esq. All notices and communications provided for hereunder to the Payee shall be made to John R. Desjardins, 55 East Erie, Chicago, IL 60611 with a copy to Reed Smith LLP, 10 South Wacker Drive, Chicago, IL 60606, Attention: David Bohan, Esq. Any notice, request or communication hereunder sent via facsimile shall be deemed to have been given when such facsimile is transmitted to the facsimile number specified in this Paragraph and confirmation of such successful transmission is received. Notice given by overnight mail shall be deemed to have been given once it is delivered to the addressee to the address specified in this Paragraph. Any party may change the person or address to whom or which the notices are to be given hereunder, but any such notice shall be effective only when actually received by the party to whom it is addressed.

PAYOR AND PAYEE IN ACCEPTING DELIVERY OF THIS NOTE, HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED ON THIS NOTE, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE AND ANY OTHER AGREEMENT SIGNED OR CONTEMPLATED TO BE SIGNED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF EITHER PARTY OR THE DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS THEREOF. THIS PROVISION IS A MATERIAL INDUCEMENT TO PAYEE TO EXTEND CREDIT TO PAYOR.

WHITEHALL JEWELLERS, INC.

By:	/s/ Edward A. Dayoob
Name: Edward Dayoob
Title: CEO

ACKNOWLEDGED AND AGREED:

JOHN R. DESJARDINS

/s/ John Desjardins________________

		SCHEDULE TO
		WHITEHALL
		PROMISSORY
Initial Balance		NOTE
Interest Rate (Basic)
APR

							Total Monthly
Month	Starting Balance	Interest Accrued	Principal Paid	Interest Paid	Ending Balance		Payment
0	$-	$-	$-	$-	$1,137,625.00		$(1,137,625.00)
1	$1,137,625.00	$5,688.13	$-	$-	$1,143,313.13		$-
2	$1,143,313.13	$5,716.57	$-	$-	$1,149,029.69		$-
3	$1,149,029.69	$5,745.15	$-	$-	$1,154,774.84		$-
4	$1,154,774.84	$5,773.87	$-	$-	$1,160,548.71		$-
5	$1,160,548.71	$5,802.74	$-	$-	$1,166,351.46		$-
6	$1,166,351.46	$5,831.76	$-	$-	$1,172,183.21		$-
7	$1,172,183.21	$5,860.92	$-	$-	$1,178,044.13		$-
8	$1,178,044.13	$5,890.22	$650,000.00	$-	$533,934.35		$650,000.00
9	$533,934.35	$2,669.67	$20,317.71	$48,979.02	$467,307.29		$69,296.73
10	$467,307.29	$2,336.54	$20,317.71	$2,336.54	$446,989.58		$22,654.25
11	$446,989.58	$2,234.95	$20,317.71	$2,234.95	$426,671.87		$22,552.66
12	$426,671.87	$2,133.36	$20,317.71	$2,133.36	$406,354.16		$22,451.07
13	$406,354.16	$2,031.77	$20,317.71	$2,031.77	$386,036.45		$22,349.48
14	$386,036.45	$1,930.18	$20,317.71	$1,930.18	$365,718.74		$22,247.89
15	$365,718.74	$1,828.59	$20,317.71	$1,828.59	$345,401.03		$22,146.30
16	$345,401.03	$1,727.01	$20,317.71	$1,727.01	$325,083.32		$22,044.72
17	$325,083.32	$1,625.42	$20,317.71	$1,625.42	$304,765.61		$21,943.13
18	$304,765.61	$1,523.83	$20,317.71	$1,523.83	$284,447.90		$21,841.54
19	$284,447.90	$1,422.24	$20,317.71	$1,422.24	$264,130.19		$21,739.95
20	$264,130.19	$1,320.65	$20,317.71	$1,320.65	$243,812.48		$21,638.36
21	$243,812.48	$1,219.06	$20,317.71	$1,219.06	$223,494.77		$21,536.77
22	$223,494.77	$1,117.47	$20,317.71	$1,117.47	$203,177.06		$21,435.18
23	$203,177.06	$1,015.89	$20,317.71	$1,015.89	$182,859.35		$21,333.60
24	$182,859.35	$914.30	$20,317.71	$914.30	$162,541.64		$21,232.01
25	$162,541.64	$812.71	$20,317.71	$812.71	$142,223.93		$21,130.42
26	$142,223.93	$711.12	$20,317.71	$711.12	$121,906.22		$21,028.83
27	$121,906.22	$609.53	$20,317.71	$609.53	$101,588.51		$20,927.24
28	$101,588.51	$507.94	$20,317.71	$507.94	$81,270.80		$20,825.65
29	$81,270.80	$406.35	$20,317.71	$406.35	$60,953.09		$20,724.06
30	$60,953.09	$304.77	$20,317.71	$304.77	$40,635.38		$20,622.48
31	$40,635.38	$203.18	$20,317.71	$203.18	$20,317.67		$20,520.89
32	$20,317.67	$101.59	$20,317.71	$101.59	$(0.04)		$20,419.30
						Grand Total	$1,214,642.50

/s/ Edward Dayoob	/s/ John Desjardins
Edward Dayoob	John Desjardins

Whitehall Jewelers, Inc.

June 15, 2007

John R. Desjardins
55 East Erie
Chicago, IL 60611

          Subject:           Subordination – PWJ Lending LLC and Holtzman Opportunity Fund, L.P.

          This letter is to memorialize the agreement between PWJ Lending LLC (“PWJ”) and Holtzman Opportunity Fund, L.P. (“Holtzman”) and John R. Desjardins (“Desjardins”) for the subordination of those amounts owed to PWJ and Holtzman from Whitehall Jewellers, Inc. (“Whitehall”). This subordination is in connection with payments (the “Obligations”) that will be made to Desjardins by Whitehall under the Separation Agreement and Release (“the Agreement”) between Desjardins and Whitehall.

          Each of PWJ and Holtzman agree that in the event of any bankruptcy, insolvency, reorganization or receivership proceedings relating to Whitehall, all obligations of Whitehall owing to PWJ and Holtzman shall be subordinate in right of payment to the prior payment in full of the Obligations.

          Please confirm agreement with the foregoing by signing and returning to the undersigned a duplicate copy of this letter.

PWJ Lending LLC		Holtzman Opportunity Fund, L.P.
By: Prentice Capital Management, LP, its manager

By:	/s/ Mathew Hoffman	By: Holtzman Financial Advisors, LLC,
Name: Mathew Hoffman		its General Partner
Its:	General Counsel
By: SH Independence, LLC,
its Managing Member

		By:	/s/ Seymour Holtzman
Name: Seymour Holtzman
Title: Sole Member

The foregoing is acknowledged and agreed to:

By:	/s/ John Desjardins
John R. Desjardins

June ___, 2007

John R. Desjardins
55 East Erie
Chicago, IL 60611

          Subject:           Indemnification – PWJ Lending LLC

          This letter is to memorialize the agreement between PWJ Lending LLC, or its successors or assigns (“PWJ”) and John R. Desjardins (“Desjardins”) for certain indemnification obligations of PWJ to Desjardins and his heirs (the “Indemnified Parties” or “Indemnified Party”) relating to payments (the “Obligations”) that will be made to Desjardins by Whitehall Jewellers, Inc. (“Whitehall”) under the Separation Agreement and Release (“the Agreement”) between Desjardins and Whitehall.

          PWJ agrees to indemnify and hold harmless the Indemnified Parties for liabilities incurred by Desjardins if any payment made by Whitehall to Desjardins under the Agreement is recovered, in whole or in part, by Whitehall or a representative of Whitehall’s bankruptcy estate as a result of a cause of action or demand to recover such payment as a preference or fraudulent transfer under the Bankruptcy Code or applicable state law (an “Avoidable Transfer”). PWJ’s liability under this indemnity is expressly limited to the amount that an Indemnified Party actually pays to Whitehall or its bankruptcy estate because of the Avoidable Transfer plus reasonable and documented costs, expenses and attorneys’ fees of the Indemnified Party related thereto. PWJ shall make payment under the indemnity upon presentation by Desjardins of either (x) a final order requiring an Indemnified Party to pay an indemnified amount to Whitehall or a representative of Whitehall’s bankruptcy estate; or (y) a fully executed settlement agreement between an Indemnified Party and Whitehall, or a representative acting for the benefit of Whitehall’s bankruptcy estate (if the representative is authorized to enter into settlements) in which an Indemnified Party agrees to pay an indemnified amount to Whitehall or a representative of Whitehall’s bankruptcy estate. Any such settlement agreement shall be subject to PWJ’s prior approval. The Indemnified Party agrees to transfer to PWJ any claim he may have against Whitehall or its bankruptcy estate arising out of his repayment of any Avoidable Transfer reimbursed by PWJ under this indemnity.

          Please confirm agreement with the foregoing by signing and returning to the undersigned a duplicate copy of this letter.

PWJ Lending LLC
By: Prentice Capital Management, LP, its
manager

By:	/s/ Mathew Hoffman
Name: Mathew Hoffman

Its: General Counsel

The foregoing is acknowledged and agreed to:

By:	/s/ John Desjardins
John R. Desjardins